Exhibit 21.1

LIST OF SUBSIDIARIES

Inforte Deutschland GmbH (German corporation, wholly owned by Inforte SBW Corp.)
Inforte India Private Limited (India corporation, wholly owned by Inforte India Holding Company)
Inforte India Holding Company (Delaware corporation, wholly owned)
Inforte SBW Corp. (Delaware corporation, wholly owned)